Exhibit 10.39

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

FINANCIAL UNDERTAKING

AGREEMENT

INVESTMENTS FOR VEHICLE ASSEMBLY

Dated 27 February 2020

Zhongjia Automobile Manufacturing (Chengdu) Co., Ltd.

and

Polestar Automotive China Distribution Co., Ltd.

Production of Polestar 3 vehicles in Volvo Cars plant in Chengdu, China

This Financial Undertaking Agreement—Investments for Vehicle Assembly (this “Agreement”) is dated 27 February 2020 and made between:

(1)	Zhongjia Automobile Manufacturing (Chengdu) Co., Ltd. Reg. No. 1510112562005858U, a limited liability company incorporated under the laws of China (“Volvo Cars”); and

(2)	Polestar Automotive China Distribution Co., Ltd. Reg. No. 91510112MA6DO5KT88, a limited liability company incorporated under the laws of the People’s Republic of China (“Polestar”).

Each of Volvo Cars and Polestar is hereinafter referred to as a “Party” and jointly as the “Parties”.

1.	BACKGROUND

1.1

Polestar and Volvo Cars have agreed to produce certain Polestar products on the SPA2 platform, for the global market, in Volvo Cars Chengdu plant located in China (“VCCD”). Volvo Cars has investigated and identified a possibility to utilise existing manufacturing capacity in VCCD and concluded that it is possible to meet the volumes requested by Polestar.

1.2

If Volvo Cars shall be able to free up floor space for new installation and prepare start of production at the time set forth below, then activities that requires funding, for example, purchasing manufacturing equipment, need to start no later than[***].

1.3

The purpose of this Agreement is to (i) to serve as a binding commitment for Polestar to pay for the investments within the scope set out in this Agreement and (ii) confirm both Parties’ intention to enter into the next agreement for production of Polestar vehicles in VCCD and to summarize certain provisions intended to be included in said contract, which would be subject to changes mutually agreed upon by the Parties.

1.4	The Parties have therefore agreed to execute this Agreement.

2.	FINANCIAL UNDERTAKING BY POLESTAR RELATING TO TOOLING IN CHENGDU

2.1	Financial undertaking by Polestar

2.1.1	By entering into this Agreement, the Parties initiate a co-operation, where Volvo Cars and Polestar will invest to make it possible to manufacture and assemble Polestar cars in VCCD.

2.1.2

Such investments are made now and the Parties agree that they will enter into the next agreement for production of Polestar vehicles in VCCD, as described in Section 3 below. This Agreement includes a summary of certain terms and conditions to be included in said agreement. It is acknowledged that such agreement will, upon execution, contain additional material terms, conditions and provisions not yet negotiated or agreed upon by the Parties relating to the subject matter thereof.

2.1.3

By entering into this Agreement the Parties have entered into a binding agreement relating to the investments within the scope set out herein that are required to enable Volvo Cars to assemble Polestar cars in VCCD within the contemplated time-frame and to the financial undertakings made by Polestar that correspond to such required investments.

2.2

The general principle to be applied for all pricing, cost reimbursement and similar matters between the Parties is arms length’s terms and conditions. Thus, the general principle for the vehicle assembly price will be according to arms length’s terms and conditions, meaning that the vehicle price will be based on actual cost plus a mark-up. Fixed plant costs will be shared by the Parties pro-rata based on forecasted volume, and the principles for the vehicle assembly price as well as the process of defining the pro-rata volume and allocating capacity in the plant based on forecasts will be described in the in the next agreement for production of Polestar vehicles in VCCD.

2.3

The Parties acknowledge that Polestar may, for structural purposes, decide to, wholly or party, assign its rights and/or obligations under this Agreement to one of its Affiliates (either existing or to be established). Such assignment may be made in accordance with Section 8.3 below. Upon such assignment, the rights and obligations of Polestar under this Agreement shall be transferred to, and assumed by, the relevant Affiliate and after which Polestar will be jointly and severally liable for such Affiliate’s obligations under this Agreement. For the avoidance of doubt, until any such assignment is made, Polestar is a Party to this Agreement, and shall duly perform its obligations hereunder. For the purposes of this Agreement “Affiliate” means a legal entity that, directly or indirectly, controls, is controlled by, or is under common control with a Party; and control means ownership Or control of at least 50% of the voting stock, partnership interest or other ownership interest of such legal entity.

3.	CONTENT AND TIMEPLAN FOR AGREEMENTS

An additional agreement for production of Polestar vehicles in VCCD is foreseen, and to be entered into by the Parties. Final timing to be agreed between the Parties. The next agreement will include

•	confirmed investments, process for investment allocation, launch cost, the vehicle pricing principles and capacity allocation principles.

•	services required for a car assembly, such as call-off to suppliers and inbound logistics for common and type-bound direct-material, in-house manufacturing including Body, Paint and Final Assembly.

•	Details related to pricing, finance flow, quality and production planning. Volvo VPDS and Volvo manufacturing principles will be applied.

4.	AGREED INVESTMENTS AND PAYMENT TERMS

4.1	Definition of Investment Types

4.1.1	“Type Bound And Unique Equipment” is defined as follows:

4.1.1.1

Tools or equipment or production lines that are related to the Polestar 3 usage only. Type Bound and Unique Equipment can not be, or is not expected to be, re-used without modifications for another product. Some typical examples of Type Bound and Unique Equipment are a Polestar 3 designed gripper, a shaped fixture, a gauging tool or any duplicated or unique manufacturing process aimed to only produce Polestar branded vehicles.

4.1.1.2

Type Bound and Unique Equipment also includes modification of already exisiting equipment at the manufacturing site that will be modified for manufacturing of only Polestar 3 after the modification. That includes also re-arrangement of existing facilities for the sole purpose to produce the Polestar 3.

4.1.2	“Common Equipment’’ is defined as follows:

4.1.2.1	Equipment that is planned to be used for manufacturing and assembly of both Polestar 3 and Volvo-branded vehicles.

4.1.2.2

Common equipment also includes modification and re-design of already existing equipment at the manufacturing site that will be modified and re-designed for manufacturing and assembly of both Polestar 3 and Volvo-branded vehicles.

4.1.3

“Launch Cost” means extraordinary costs for the plant that occurs when introducing a new product in the plant. The definition of Launch Cost is according to Volvo VPDS and Volvo manufacturing principles. Examples of Launch Cost elements are, education of plant personel, quality and containment actions, slow build and unefficiencies during pre-builds, pre-build material, sequence set-up for pre-build material, indirect material and scrap, transport cost of pre-build material. It is acknowledged that die Launch Cost amount will be defined and agreed in a separate agreement.

4.2 Agreed Investments

4.2.1	The Parties commit to the following amounts relating to the investments within the scope set out herein (subject to the below in this Section 4.2.1);

(a)

Type Bound And Unique Equipment: [***], to be funded and paid by Polestar. Type Bound And Unique Equipment orders shall be funded upfront by Polestar through SRM-system and Polestar will issue the purchase orders and pay the suppliers directly. The Type Bound And Unique Equipment ordered by Polestar will be the property of Polestar. However, the purchase orders will be carried out by Volvo as a service provided to Polestar, subject to a separate agreement. Polestar must approve the terms for the purchase orders prior to sending to the supplier.

(b)

Common Equipment: [***], funded and ordered by Volvo Cars. The Common Equipment funded by Volvo Cars will be depreciated and included as part of the SPA2 vehicle prices. Potential subsidies should be considered. The Common Equipment ordered by Volvo Cars will be the property of Volvo Cars and Volvo Cars shall be able to use it for its own vehicles as well. Polestar will be informed regarding investment request amounts before negotiations with equipment suppliers.

If the above stated Common Equipment investment and the related Launch Cost are not recovered by the end of the next agreement for production of Polestar vehicles in VCCD and not possible to mitigate, Polestar will reimburse Volvo Cars such cost, related to capacity share allocated to Polestar of total plant capacity, as a lump sum payment in accordance with the payment terms set forth in Section 4.3. This also applies if the next agreement is not entered into between the Parties. If Polestar at the due date of any above- mentioned lump sum payment has any undisputed claim(s) towards Volvo Cars under the said agreement, Polestar would have a right to set-off such claims against the due and non-recovered investment costs. Should investments be reused by Volvo Cars, the residual value of the original investments should be deducted with the corresponding amounts from the lump sum payable by Polestar.

(c)

It is acknowledged that the investment amounts in this Section 4.2.1 are estimates and that the share between Type Bound And Unique Equipment and Common Equipment will be further specified and adjusted once the detailed cost is specified and agreed with the suppliers. The Parties further acknowledge that the respective investment amounts in this Section 4.2.1 have been approved by the respective Party’s company boards. Any change in the respective Party’s commited investment is subject to prior written agreement between the Parties. In the event that either Party becomes aware that these amounts might be exceeded, the Parties agree to discuss in good faith and seek for internal approval before any investments that could lead to an overrun of these amounts are done.

(d)	Currency is for guidance only and actual cost could be in other currencies.

4.2.2

Volvo Cars will show all the investment costs and other related Launch Cost for Polestar and have a transparent cost follow up system. Further, Polestar shall have the right at any time during the term of this Agreement and until Job1 and two years therafter, or if termination according to Section 6 before Job1, for two (2) years after such termination, to audit and make copies of all pertinent documents and materials in the possession of Volvo Cars relating to the investment costs to be paid by Polestar under this Agreement. Such audit shall be made during regular business hours and in such manner as will not unreasonably disturb the ordinary business of Volvo Cars. During the term of this Agreement and for a period of one (1) year after the expiry or termination thereof, Volvo Cars agrees to keep records of such investment costs. For the avoidance of doubt, all information obtained during such audit shall be deemed Confidential Information (as defined below) of Volvo Cars.

4.2.3

For the avoidance of doubt, the agreed investments set out in this Section 4.2 are based on preparation of Polestar capacity utilization as set forth in Section 5.1.4, and any effects of non-utilization of such capacity by Polestar (e.g. payment of running fixed costs under vehicle assembly) will be covered in the next agreement for production of Polestar vehicles in VCCD. In the event that Polestar does not utilize the allocated and planned capacity or cancel the planned production at VCCD and there is no formal decision made by Volvo Cars SVP Manufacturing & Logistics to use the capacity for Volvo Cars, Polestar will cover the running fixed costs related to the capacity share allocated to Polestar of total plant capacity. Volvo Cars will make reasonable efforts to make use of the invested capacity.

4.3	Payment terms

4.3.1

All amounts and payments referred to in this Agreement are exclusive of VAT, and any other taxes will be charged in accordance with applicable laws. The amounts to be paid in the transaction currency the investment was originally made.

4.3.2

In the event that Polestar should pay Volvo Cars a lump-sum according to Section 4.2.1, c), 4.2.3, 6.3 or 6.4, Volvo Cars will invoice Polestar once Volvo Cars has, after prior consultation with Polestar, concluded the amount payable. All amounts invoiced by Volvo Cars to Polestar shall be paid by Polestar within forty-five (45) days after receipt of such invoice.

4.3.3

With respect to any payment made later than the due date, such will automatically be subject to interest for late payments for each day it is not paid. The interest rate to be applied under this Agreement shall be based on the one (1) month applicable interbank rate, with an addition of two per cent (2%) per annum.

5.	SCOPE AND PREREQUISTES

5.1 Description of scope and pre-requisites

5.1.1

The product considered and investigated for the contract manufacturing and assembly is the Polestar 3, with 100% BEV, including battery pack assembly process. The technical specification of the Polestar 3 for the contract manufacturing and assembly is defined in the Polestar 3 Car Project Agreement. A second model, [***], is planned for with allocated space in the layouts for the plant, but investments required for production of [***] are not included in this Agreement.

5.1.2	Modular Electronic Powertrain (“MEP”) deliveries from a Volvo Cars owned site are subject to separate agreements by respective legal entity and investments required are not included in this Agreement.

5.1.3	Start of production for Polestar 3 is planned [***]. Start of production for [***] is planned [***].

5.1.4	Polestar will be allocated the volumes Polestar is requesting, according to below forecast. The total capacity of VCCD is [***] vehicles per year.

[***]

5.1.5	[***]

5.1.6	[***]

6.	TERM AND TERMINATION

6.1

This Agreement shall become effective when signed by duly authorised signatories of each Party and shall, unless terminated in accordance with Section 6.2 below, remain in force until the next agreement for production of Polestar vehicles in VCCD is signed. It is acknowledged that the Parties aim to include in said agreement, as the case may be, provisions (i) covering the subject matter of this Agreement, and (ii) stating that said agreements will, upon execution, replace and supersede this Agreement, except for any provisions in this Agreement which the Parties agree shall remain in force.

6.2	Either Party shall be entitled to terminate this Agreement with immediate effect in the event;

(a)

the other Party commits a material breach of the terms of this Agreement, which has not been remedied within sixty (60) days from written notice from the other Party to remedy such breach (if capable of being remedied); or

(b)

the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors.

6.3

Before Job1, Polestar has the right to terminate this Agreement for convenience upon 60 days written notice to Volvo Cars. In the event that Polestar exercises this termination right, Polestar shall reimburse Volvo Cars for the Polestar committed investments and Launch Cost according to Section 4.2.1 as a result of such investments not being possible to mitigate. Polestar bears the burden of proof for any alleged possible mitigation. Any circumstance which would release Polestar from such payment obligation would have to be expressly specified in writing in this agreement. For the avoidance of doubt, this Section 6.3 shall not apply if Polestar terminates this Agreement in accordance with Section 6.2 above.

6.4

Before Jobl, Volvo Cars has the right to terminate this Agreement in the event of an unremedied material breach thereof by Polestar. An unremedied material breach would be, for example, repeatedly missing or unvalid delays of approval of Type Bound and Unique facility orders or other actions that will jeopardize other Volvo Cars programs at VCCD or other production sites. In such case, Polestar shall, in addition to other remedies available to Volvo Cars, reimburse Volvo Cars for the Polestar committed investments and Launch Cost according to Section 4.2.1 as a result of such investments not being possible to mitigate.

7.	CONFIDENTIAL INFORMATION

7.1

Either Party or its Affiliates (“Disclosing Party”) may disclose Confidential Information to the other Party or its Affiliates (“Receiving Party”) in connection with this Agreement. All Confidential Information shall only be used for the purposes set forth in this Agreement.

“Confidential Information” means any and all information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any high-level project plan), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Agreement.

7.2

Each Party will keep in confidence any Confidential Information obtained in relation to this Agreement and will not divulge the same to any third party, unless the exceptions specifically set forth below in this Section 7.2 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate:

(a)	was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking;

(b)	was already in the possession of the Receiving Party before its receipt from the Disclosing Party;

(c)	is obtained from a third party who is free to divulge the same;

(d)	is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations; or

(e)	is developed or created by one Party independently of the other, without aiiy part thereof having been developed or created with assistance or information received from the other Party.

7.3

The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the dissemination to third parties or publication of the Confidential Information, as the Receiving Party uses to protect its own Confidential Information of similar nature. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section.

7.4

If any Party violates any of its obligations described in this Section, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to below. All legal remedies (compensatory but not punitive in nature) according to law shall apply.

7.5	This Section shall survive the expiration or termination of this Agreement without limitation in time.

8.	MISCELLANEOUS

8.1	Force majeure

8.1.1

Neither Party shall be liable for any failure or delay in performing its obligations under this Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party’s reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including but not limited to strikes (whether involving its own workforce or a third party’s), failure of general energy sources delivering energy to the plant, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions.

8.1.2

A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under this Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non-performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist.

8.2	Notices

8.2.1

All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred:

(a)	in case of personal delivery, at the time and on the date of personal delivery;

(b)	if sent by or email transmission at the time and date indicated on a response confirming such successful email transmission;

(c)	if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or

(d)	at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation;

in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods.

8.2.2	All such notices, demands, requests and other communications shall be sent to following addresses:

To Volvo Cars:

Attention: [***]

Email: [***]

With a copy not constituting notice to:

Volvo Car Corporation

General Counsel

50090 Group Legal and Corporate Governance

SE-405 31 Gothenburg, SWEDEN

Telephone:+46 31 590000

Email: legal@volvocars.com

To Polestar:	Attention: [***] Email: [***] With a copy not constituting notice to: Polestar Performance AB Legal Department Assar Gabrielssons Väg 9 SE-405 31 Gothenburg, SWEDEN Email: legal@polestar.com

8.3	Assignment

8.3.1

Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Agreement without the other Party’s prior written consent, not to be unreasonably withheld.

8.4	Waiver

Neither Party shall be deprived of any right under this Agreement because of its failure to exercise any right under this Agreement or failure to notify the infringing party of a breach in connection with the Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply.

8.5	Severability

In the event any provision of this Agreement is wholly or partly invalid, the validity of the Agreement as a whole shall not be affected and the remaining provisions of the Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Agreement, it shall be reasonably amended.

8.6	Entire agreement

All arrangements, commitments and undertakings in connection with the subject matter of this Agreement (whether written or oral) made before the date of this Agreement are superseded by this Agreement.

8.7	Amendments

Any amendment or addition to this Agreement must be made in writing and signed by the Parties to be valid.

8.8	Survival

If this Agreement is terminated or expires pursuant to Section 6 above, Sections 0-4.3, Section 7 (Confidential Information), Section 9 (Governing Law), Section 10 (Dispute Resolution) as well as this Section 8.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration.

9.	GOVERNING LAW

This Agreement and all non-contractual obligations in connection with this Agreement shall be governed by the substantive laws of China without giving regard to its conflict of laws principles.

10.	DISPUTE RESOLUTION

Escalation principles

10.1

In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the “Steering Committee”, which regarding the cooperation between the Parties is the so called Volvo Polestar M&L Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue.

10.2

The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect.

10.3

If the Steering Committee cannot settle the deadlock within 30 days from the deadlock notice served pursuant to Section 10.1 above, such deadlock will be referred to the CEO’s of Volvo Car Corporation and Polestar Performance AB, which shall use reasonable endeavours to resolve the situation in the same way as indicated above. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the CEO’s of Volvo Car Corporation and Polestar Performance AB immediately and Section 10.2 above shall not apply.

10.4

If the CEO’s of Volvo Car Corporation and Polestar Performance AB cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the CEO and CFO of Volvo Car Corporation and the CEO and CFO of Zhejiang Geely Holding Group Co., Ltd. for decision. Should the matter not have been resolved by the CEO and CFO of Volvo Car Corporation and the CEO and CFO of Zhejiang Geely Holding Group Co., Ltd. within 30 days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 10.7 below.

10.5

All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 7 above.

10.6

Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 10 and apply shorter time frames and/or escalate an issue directly to the CEO and CFO of Volvo Car Corporation and the CEO and CFO of Zhejiang Geely Holding Group Co., Ltd. in the event the escalated issue is of an urgent character and where the applicable time frames set but above are not appropriate.

10.7	Arbitration

10.7.1

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be submitted to China International Economic and Trade Arbitration Committee (“CIETAC”) for arbitration, which shall be held in Shanghai and conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration, whereas the language to be used in the arbitral proceedings shall be English and Chinese.

10.7.2

Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise.

10.7.3

In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets.

10.7.4	All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential.

This Agreement has been signed in two (2) originals, of which the parties have received one (1) each.

Zhongjia Automobile Manufacturing (Chengdu) Co., Ltd.	Polestar Automotive China Distribution Co., Ltd

Place:	Place:
Date:	Date:

/s/ Yuan Xiaolin	/s/ Lars Danielson
Name: Yuan Xiaolin	Name: Lars Danielson
Title: Legal Representative	Title: Senior Vice President

Place:	Place:

Date:	Date:

Name:	Name:
Title:	Title:

营业执照

（副 本）

统一社会信用代码 91510112562005858U

名　　称	中嘉汽车制造（成都）有限公司
类　　型	有限责任公司（自然人投资或控股的法人独资）
住　　所	四川省成都经济技术开发区（龙泉驿区）车城东七路368号
法定代表人	袁小林
注册资本	（人民币）捌亿伍仟万元
成立日期	2010年9月2日
营业期限	2010年9月2日至永久
经营范围	汽车零部件研发、制造、销售；汽车技术领域内的技术开发、技术咨询、技术服务、技术转让；汽车零部件进出口业务；国产沃尔沃汽车出口；项目投资［依法须经批准的项目，经相关部门批准后方可开展经营活动；未取得相关行政许可（审批），不得开展经营活动］。

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2017 年 05 月 11 日

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